Exhibit 16.1

May 11, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Salem Media Group, Inc. dated May 11, 2021, as contained in the second and third paragraphs of Item 4.01 and are in agreement with those statements.

/s/ Crowe LLP

Sherman Oaks. California

cc:	Mr. Eric Halvorson

Audit Committee Chairman

Salem Media Group Inc.